EXHIBIT 99.1

Contact: Winston E. Hickman
(858) 505-3114

News Release

REMEC Announces Preliminary 4th Quarter Results Below Expectations;

REMEC Announces Retirement of CEO

SAN DIEGO, Calif. February 10, 2004—REMEC, Inc. (NASDAQ: REMC) today confirmed that its financial results for the fourth quarter ended January 31, 2004 will be lower than its break-even net income goal and advised that operating results will be under pressure through at least the first quarter of the Company’s new fiscal year. This is due in large part to three factors, two of which were disclosed in early January. As stated at the Needham Conference, the Company will be taking a charge for restructuring and other expense which includes charges related to reducing its worldwide staff by approximately 15% and selling / restructuring selected businesses. This charge is expected to be in the range of $10 to $12 million. Approximately 70% of the expenses associated with these actions will be non-cash. The staff reduction actions will largely be concluded within the next 45 days and the business restructuring by mid-year.

The Company also disclosed at the Needham Conference that it is experiencing higher than expected transition costs related to the transfer of its manufacturing from high cost locations, primarily Finland, to the Company’s low cost manufacturing sites in China, Costa Rica and the Philippines. In addition, but not previously disclosed, the Company is experiencing higher than expected startup costs on selected new products. The new product costs negatively impacted profits for the fourth quarter and will depress earnings through at least the first quarter of the new fiscal year at which time the benefit of cost reduction initiatives and manufacturing performance should normalize gross profit margins on these products. The Company expects to take a fourth quarter inventory write-down on the existing inventory attributable to these new products including open purchase commitments and firm customer orders. Though not quantified at this time, it may be necessary to establish selected inventory reserves against certain of the Company’s other inventory. The total impact of the transition costs, the product start-up costs and the inventory actions are expected to lower the Company’s gross profit by approximately $10 to $11 million. Approximately 50% of these charges will be non-cash related excluding potential additional inventory write-downs not yet quantified.

The Company expects fourth quarter sales to be approximately $112 million and cash at year-end to be approximately $55 million both of which are in line with prior guidance. All the above charges excluding the potential inventory reserve not yet quantified are expected to negatively impact profits approximately $20 to $23 million. These amounts are preliminary and are subject to adjustments upon final closing of the Company’s financial records and completion of the annual audit by the Company’s independent auditors.

Retirement of CEO

Ronald E. Ragland, 62, has announced his retirement from REMEC, Inc. (NASDAQ: REMC). He has also resigned his positions as CEO and Chairman of the Board, which he had held since he founded the Company in 1983 in San Diego. A visionary in the field of wireless telecommunications, under Mr. Ragland’s leadership REMEC grew from a start-up with a $3 thousand investment to a global public company with annual revenues approaching $400 million. REMEC’s products have expanded from filters and other electronic components for the military market to high performance integrated subsystems and systems over a broad range of RF, microwave and millimeter frequencies for both military and commercial applications. Mr. Ragland has agreed to assist the Company as requested after his retirement.

The REMEC Board has selected Mr. Robert W. Shaner, a director of the Company since December 2002, to serve as interim CEO while the Board conducts a search for a new CEO. From January 2001 to March 2003, Mr. Shaner served as the President of Wireless Operations for Cingular Wireless LLC, a joint venture between the wireless divisions of SBC Communications Inc. and BellSouth Corporation. Prior to that, Mr. Shaner served as the President of SBC Wireless, Inc., and other senior positions in the telecommunications industry.

Mr. Andre R. Horn, a director of REMEC since 1988, has been elected Chairman of the Board (non-executive position). Mr. Horn is the retired Chairman of the Board of Joy Manufacturing Company and from 1985 to 1991 Mr. Horn served as the Chairman of the Board of Needham & Company, Inc., a nationally recognized investment banking and asset management firm.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.

Statements in this press release that are not historical are forward-looking statements,which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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